Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF THE

CERTIFICATE OF DESIGNATION

OF

PREFERRED STOCK

OF

LIGHTING SCIENCE GROUP CORPORATION

Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware

Lighting Science Group Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: Pursuant to the authority conferred by the Board of Directors (the “Board”) of the Company on the Committee of Independent Directors (the “Independent Committee”) of the Board and by Section 151 of the DGCL, the Independent Committee, by resolution duly adopted, authorized the issuance of, and established the voting powers, designation, preferences and relative, participating and other rights, and the qualifications, limitations and restrictions of 40,000 shares of Series F Preferred Stock, par value $0.001 per share (the “Series F Preferred Stock”), as evidenced by the Certificate of Designation with respect to such Series F Preferred Stock filed with the Secretary of State of the State of Delaware on November 17, 2011.

SECOND: No shares of Series F Preferred Stock are outstanding and none will be issued subject to the Certificate of Designation governing such Series F Preferred Stock.

THIRD: At a duly convened meeting of the Board on November 23, 2011, the Board duly adopted the following resolutions approving the proposed elimination of the Series F Preferred Stock as follows:

WHEREAS, the Company has authorized 100,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), to be issued from time to time by the Board in series upon the designations determined by the Board;

WHEREAS, the Board, pursuant to Section 151 of the DGCL and the authority granted in the Company’s Amended and Restated Certificate of Incorporation, by resolution duly adopted, authorized and designated 40,000 shares of Series F Preferred Stock, as evidenced by the Certificate of Designation with respect to such Series F Preferred Stock filed with the Secretary of State of the State of Delaware on November 17, 2011 (the “Series F Certificate of Designation”);

WHEREAS, pursuant to that certain Series G Subscription Agreement, whereby the Company will (a) offer the right to purchase up to of up to 40,000 units (the “Series G Units”), with each Series G Unit consisting of (i) one share of Series G Preferred Stock, par value $0.001 per share, and (ii) eighty-three (83) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (b) exchange all of the outstanding Series F Units (the “Series F Units”), with each Series F Unit consisting of (i) one share of Series F Preferred Stock and (ii) eighty-three (83) shares of Common Stock, for Series G Units and (c) exchange the outstanding right to purchase Series F Units for a right to purchase Series G Units (the “Conversion”, and together with the transactions described in subsections (a) and (b) herein, the “Series G Preferred Offering”), the Company will have redeemed all of the outstanding shares of Series F Preferred Stock;

WHEREAS, the Board deems it in the best interest of the Company to eliminate the Series F Certificate of Designation from the Company’s Amended and Restated Certificate of Incorporation; and

WHEREAS, the Board deems it in the best interest of the Company that all such Series F Preferred Stock resume the status of authorized but unissued and non-designated shares of Preferred Stock;

NOW, THEREFORE, BE IT

RESOLVED, that, upon consummation of the Series G Preferred Offering and Conversion, none of the authorized shares of Series F Preferred Stock will be outstanding, and none will be issued subject to the Series F Certificate of Designation; and, be it further

RESOLVED, that the Authorized Officers be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Company to file a certificate pursuant to Section 151(g) of the DGCL with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Series F Certificate of Designation shall be eliminated from the Company’s Amended and Restated Certificate of Incorporation; and, be it further

RESOLVED, that the Authorized Officers of the Company be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Company to take all other actions and to execute and deliver such other documents, in addition to those set forth in the foregoing resolutions, as they may deem necessary or advisable in order to effect the purposes of the foregoing resolutions, and that all such actions heretofore so taken be, and they hereby are, in all respects ratified, confirmed and approved.

FOURTH: The “Authorized Officers” include Gregory T. Kaiser, the Company’s Corporate Secretary.

FIFTH: In accordance with Section 151(g) of the DGCL, the shares that were designated as Series F Preferred Stock are hereby returned to the status of authorized but unissued shares of the Preferred Stock of the Company, without designation as to series.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by its duly authorized officer on the 6th day of December 2011.

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Gregory T. Kaiser
Name:	Gregory T. Kaiser
Title:	Corporate Secretary